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                                                                Exhibit 99(a)



Excellence in Electronics, Telecommunications, Automotive, Publishing
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                                  NEWS RELEASE

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FOR IMMEDIATE RELEASE                                    CONTACT: DAVID A. KAUER
                                                         VICE PRESIDENT & CFO
                                                         (614) 792-0468


            INSILCO ACQUIRES IRISH WIRE AND CABLE ASSEMBLY OPERATION

            Strategic Fit with Escod Wire and Cable Assembly Business


         COLUMBUS, OHIO, AUGUST 25, 1998 - INSILCO CORPORATION (OTC:INSLD) announced today that it had acquired an Ireland based manufacturer of wire and cable assemblies, formerly known as Telemara International, LTD. Company officials said the acquired company's name would be changed to Insilco Teoranta. Insilco Teoranta, with 1997 revenues of approximately $4.0 million, employs 85 associates and operates from manufacturing facilities located at Carraroe, County Galway, Ireland.

         George Jadosh, Executive Vice President of the Insilco Technologies Group, said, "With the worldwide boom in contract manufacturing, we are pleased to expand our wire and cable assembly business into Ireland and Europe."

         Insilco Corporation, based in suburban Columbus, Ohio, is a diversified manufacturer of industrial components and a supplier of specialty publications. The Company's industrial business units serve the automotive, electronics, telecommunications and other industrial markets, and its publishing business serves the school yearbook market. The Company had 1997 revenues in excess of $500 million.

Investor Relations Contact: David A. Kauer or Stephen Smith, (614) 792-0468 or write to Insilco Corporation, Investor Relations, 425 Metro Place North, Box 7196, Dublin, OH 43017 or call Melodye Demastus, Melrose Consulting (614) 771-0860. Or visit Insilco online at http://www.insilco.com.